Exhibit 99.1

Sovran Self Storage, Inc. 6467 Main St., Buffalo, NY 14221 (716) 633-1850

FOR IMMEDIATE RELEASE

May 19, 2016

Sovran Self Storage, Inc. Enters into Definitive Agreement to Acquire LifeStorage, LP

BUFFALO, N.Y, May 19, 2016 - Sovran Self Storage, Inc. (“Sovran” or the “Company”) (NYSE: SSS), a self storage real estate investment trust (REIT), announced today it has entered into a definitive agreement to acquire LifeStorage, LP (“LifeStorage”), a privately-owned self storage operator, for a gross aggregate purchase price of approximately $1.3 billion, payable in cash. Sovran has secured $1.35 billion in bridge financing to provide certainty of closure, but the Company intends to permanently finance the transaction with proceeds from contemplated equity and debt offerings.

LifeStorage, LP based in Roseville, California, is the sixth largest private owner and operator of self storage facilities in the United States, currently operating 92 self storage properties in nine states. Upon completion of the acquisition, Sovran will own 84 LifeStorage stores with a purchase contract for three additional certificates of occupancy deals to be delivered late 2016 and early 2017.

“We are delighted to announce this acquisition. LifeStorage has built a high-quality national portfolio, and these stores will enhance and complement our physical footprint and digital presence,” commented David Rogers, Chief Executive Officer of Sovran.

The newly acquired facilities will strengthen the Company’s strategic position in its existing markets, including the addition of 25 facilities in Chicago, IL, 19 facilities across the Texas major markets including eight in Austin and five in Dallas, and three each in Orlando, FL and Los Angeles, CA.

The acquisition will also mark the Company’s entrance into several new markets that include Northern California (10 facilities) and Las Vegas, Nevada (17 facilities), thereby adding sufficient scale for the Company to perform competitively in these markets while pursuing smaller deals to fuel future growth.

Regarding the growth potential of the properties, Rogers noted, “LifeStorage was founded in 2011, and its stores were built or purchased in the past five years. While we believe these properties have been well run, we foresee improved operating results as we apply our customer service standards and transition these stores onto our web marketing and Revenue Management platforms.”

The acquisition is subject to customary closing conditions. Sovran management expects the acquisition to close in the third quarter of 2016.

TRANSACTION ADVISORS:

Wells Fargo Securities, LLC acted as lead financial advisor and SunTrust Robinson Humphrey also acted as a financial advisor to Sovran Self Storage. Phillips Lytle LLP and Hogan Lovells served as legal counsel in connection with this transaction.

Citgroup Global Markets, Inc. acted as exclusive financial advisor to LifeStorage and Latham & Watkins LLP served as counsel to LifeStorage in connection with the transaction.

FORWARD LOOKING STATEMENTS:

The pending acquisition mentioned in this release is subject to customary closing conditions; therefore no assurance can be given that these properties will be purchased according to the terms described.

When used within this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s ability to enter new markets where it has little or no operational experience; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; the future ratings on the Company’s debt instruments; the regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s ability to effectively compete in the industries in which it does business; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of principal, interest and dividends; and tax law changes which may change the taxability of future income.

CONFERENCE CALL:

Sovran will host a conference call at 8:30 a.m. Eastern Time on Thursday, May 19, 2016. Participants may access the call at 877-407-8033 (domestic) or 201-689-8033 (international); a slide presentation will be available on the Company’s website under the News & Events tab of the Investor Relations page at http://invest.unclebobs.com/news/events-calendar. A telephone replay will be available for 72 hours by calling 877-660-6853 (domestic) or 201-612-7415 (international) and entering conference ID 13638094.

ABOUT SOVRAN SELF STORAGE, INC:

Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self storage facilities. The Company operates over 550 self storage facilities in 26 states under the name “Uncle Bob’s Self Storage”®.